Exhibit 99.1

TRxADE Group, Inc. Announces Name Change to
TRxADE HEALTH, INC.

TAMPA, FL / ACCESSWIRE / May 28, 2021 / TRxADE Group, Inc. (NASDAQ: MEDS), a health services IT company focused on digitalizing the retail pharmacy experience by optimizing drug procurement, the prescription journey and patient engagement in the U.S., today announced that the Company will be changing its name to TRxADE HEALTH, Inc., effective Tuesday, June 1, 2021, to reflect its new mission and strategic direction of the business.

The name change does not affect the rights of the Company’s stockholders, creditors, customers or suppliers. The Company’s common stock will continue to trade on the NASDAQ Capital Market under the current trading symbol “MEDS”. The Company’s current stockholders will not need to exchange their current stock certificates as the stock certificates reflecting the Company’s prior corporate name will continue to be valid. The name change is expected to be effective on The Nasdaq Capital Market on Tuesday, June 1, 2021.

“In 2020, we formed several companies focused on digitalizing the retail pharmacy experience by optimizing drug procurement, the prescription journey and patient engagement in the U.S. We believe the name “TRxADE HEALTH, INC.” will better describe the changed focus of the Company, to a health services IT company focused on digitalizing the retail pharmacy experience,” said Suren Ajjarapu, Chief Executive Officer of the Company.

About TRxADE Group, Inc.

TRxADE Group (NASDAQ: MEDS) is a health services IT company focused on digitalizing the retail pharmacy experience by optimizing drug procurement, the prescription journey and patient engagement in the U.S. The Company operates the TRxADE drug procurement marketplace serving a total of 12,100+ members nationwide, fostering price transparency and under the Bonum Health brand, offering patient centric telehealth services. For more information on TRxADE Group, please visit the Company’s IR website at investors.trxadegroup.com.

Investor Relations:
Lucas Zimmerman
Senior Vice President
MZ Group - MZ North America
(949) 259-4987
MEDS@mzgroup.us
www.mzgroup.us

SOURCE: Trxade Group, Inc.